EX-99.2
Exhibit 99.2

Offer to Purchase

ASGI AGILITY INCOME FUND
c/o BNY Mellon Alternative Investment Services
101 Sabin Street
Pawtucket, RI 02860
(866) 221-4521

Offer to Purchase
Shares of Beneficial Interest at Net Asset Value
Dated January 28, 2011

Letters of Transmittal Must Be
Received by BNY Mellon Alternative Investment Services
By February 25, 2011

The Offer and Withdrawal Rights Will Expire at
Midnight, Eastern Standard Time, on February 25, 2010,
Unless the Offer is Extended

To the Shareholders of the ASGI Agility Income Fund:

The ASGI Agility Income Fund, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase on the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”) an amount of shares of beneficial interest (“Shares”) or portions of Shares up to 2.5% of the net assets of the Fund  as of March 31, 2011 (the “Offer Amount”) at a price equal to their net asset value as of March 31, 2011 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Early Withdrawal Charge (as defined below).  Based on the Fund’s net asset value as of December 31, 2010 plus January 2011 and estimated February 2011 subscriptions, $2,250,000 constituted approximately 2.5% of the Fund’s net asset value.  That value will likely change when the Fund’s net asset value is calculated as of March 31, 2011 and accordingly, the final Offer Amount may be more or less than $2,250,000.  (As used in this Offer, the term “Share,” or “Shares,” as the context requires, shall refer to the shares in the Fund and portions thereof representing shares of beneficial interest in the Fund and those shares that have been tendered for repurchase.) Shareholders that desire to tender Shares for purchase must do so by 12:00 midnight, Eastern Time on February 25, 2011 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s board of trustees (the “Board of Trustees”).  The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Shareholders to tender Shares for purchase is called the “Notice Due Date” and is the date upon which the Offer expires.  This Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Fund’s Registration Statement dated as of September 1, 2010 (the “Registration Statement”).

Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the most recent time net asset value was calculated and communicated to them and the Valuation Date, as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares, and such change could be material. The Fund determines the net asset value monthly based on, among other things, the information it receives from the managers of the Investment Funds in which it invests. Any tendering Shareholders that wish to obtain the estimated net asset value of their Shares on this basis should contact Alternative Strategies Group, Inc. (the “Investment Adviser”) at (866) 440-7460 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time).

Shareholders desiring to tender all or any portion of their Shares in the Fund in accordance with the terms of the Offer should complete and sign the appropriate forms in accordance with the procedures in the Offer to Purchase.

IMPORTANT

NONE OF THE FUND, THE INVESTMENT ADVISER, PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP OR ANY OF THE TRUSTEES OF THE FUND MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF SO, THE PORTION OF THEIR SHARES TO TENDER.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund’s Investment Adviser.

Alternative Strategies Group, Inc.
c/o BNY Mellon Alternative Investment Services
101 Sabin Street
Pawtucket, RI 02860
Phone: (866) 221-4521
Fax: (508) 599-6137

(ii)

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
1. Background and Purpose of the Offer	1
2. Offer to Purchase and Price	2
3. Amount of Tender	2
4. Procedure for Tenders	2
5. Withdrawal Rights	3
6. Purchases and Payment	3
7. Certain Conditions of the Offer	5
8. Certain Information About the Fund	6
9. Certain Federal Income Tax Consequences	6
10. Miscellaneous	7
Financial Statements	7

(iii)

SUMMARY TERM SHEET

●
In accordance with ASGI Agility Income Fund’s (“we” or the “Fund”) Agreement and Declaration of Trust and its registration statement dated September 1, 2010, as it may be amended and supplemented from time to time (the “Registration Statement”), the Fund’s Board of Trustees has approved an offer to purchase your Shares at their net asset value (that is, the net asset value of the Fund’s assets minus its liabilities, including accrued fees and expenses, divided by shares outstanding) on the Valuation Date, less any Early Withdrawal Charge (as defined below).  The Fund is offering to purchase up to the Offer Amount, which is 2.5% of the Fund’s outstanding Shares as of the Valuation Date. This Offer will remain open until midnight, Eastern Standard Time, on February 25, 2011 (or, if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.  Capitalized terms used in this tender offer filing but not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

●
Following this summary is a formal notice of the offer to repurchase your Shares. The offer remains open until the Notice Due Date. Until that time, you have the right to change your mind and withdraw any tenders of your Shares.  Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein.  If the Fund has not yet accepted your tender of Shares on or prior to March 25, 2011 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Shares after such Notice Due Date.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.  If you would like the Fund to purchase your Shares, you should mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to the Investment Adviser, c/o BNY Mellon Alternative Investment Services (“BNY Mellon”), at 101 Sabin Street, Pawtucket, RI 02860, Attention: ASGI Agility Income Fund or fax it to BNY Mellon at (508) 599-6137, Attention: ASGI Agility Income Fund, so that it is received by 12:00 midnight Eastern Standard Time on February 25, 2011.  Generally, Shares being tendered by Shareholders pursuant to a repurchase offer will need to be tendered by Shareholders at least thirty (30) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to the Investment Adviser by certified mail, return receipt requested, or by facsimile transmission.  IF YOU CHOOSES TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO BNY MELLON PROMPTLY AFTER IT IS FAXED (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON FEBRUARY 25, 2011). The value of your Shares will likely change between the most recent time net asset value was calculated and communicated to you and the Valuation Date, when the value of your Shares will be determined for purposes of calculating your purchase price.

●
If you would like to obtain the estimated net asset value of your Shares, which we calculate monthly based on, among other things, the information we receive from the managers of the Investment Funds in which we invest, you may contact the Support Desk of Alternative Strategies Group, Inc. at (866) 440-7460 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time). Please note that we have the right to cancel, amend or postpone this offer at any time prior to the earlier of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Shares have been accepted by the Fund.

●

A Shareholder may tender all or a portion of its Shares.  Shareholders who tender all or a portion of their Shares prior to holding such Shares for at least 12 consecutive months will be subject to an early withdrawal charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds (the “Early Withdrawal Charge”).  A Shareholder who tenders for repurchase only a portion of its Shares will be required to maintain a minimum capital account balance equal to such amount as may be fixed from time to time by the Board, currently $50,000. Shares tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of  Shares  repurchased will be deemed to have been taken from the earliest Shares purchased by such Shareholder.

●
The Fund intends to make an initial payment (“Initial Payment”) for repurchased Shares as follows: (A) for Shareholders from whom the Fund accepts for repurchase only a portion of their Shares, the Fund intends to pay 100% of the unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares; and (B) for Shareholders from whom the Fund accepts for repurchase all of their Shares, the Fund intends to pay 95% of the unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares.  Initial Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Adviser, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value, the balance of such estimated net asset value.  The Fund will pay the balance, if any, of the purchase price (the “Final Payment”) based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

1.  Background and Purpose of the Offer. The purpose of the Offer is to provide liquidity to Shareholders who hold Shares as contemplated by and in accordance with the procedures set forth in the Fund’s Registration Statement. The Registration Statement provides that the Board has the discretion to determine whether the Fund will purchase Shares from Shareholders from time to time pursuant to written tenders. Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Shareholders of the Fund to provide liquidity for Shares as contemplated in the Registration Statement. The Board intends to consider the continued desirability of the Fund making an offer to purchase Shares approximately four times each year, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders who do not tender Shares, absent offsetting new investments by existing and/or new Shareholders. Shareholders who retain their Shares may be subject to increased risks that may possibly result from a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to possible decreased diversification. A reduction in the aggregate assets of the Fund may result in Shareholders who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Shares are made by new and/or existing Shareholders from time to time, although there can be no assurances that such additional purchases will occur.

A Shareholder who tenders all or a portion of his or her Shares prior to holding such Shares for at least 12 consecutive months will be subject to an Early Withdrawal Charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds. In determining whether the repurchase of Shares is subject to a redemption fee, the Fund will repurchase those shares held the longest first.  A Shareholder who tenders for repurchase only a portion of its Shares will be required to maintain a minimum capital account balance equal to such amount as may be fixed from time to time by the Board, currently $50,000.

2. Offer to Purchase and Price. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to the Offer Amount of those outstanding Shares that are properly tendered and not withdrawn (as provided in Section 5 below).

If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the net asset value of such Shares will be determined approximately one month after the tender offer actually expires. The Fund reserves the right to extend, amend or cancel the Offer as described herein. The purchase price of  Shares tendered will be their net asset value as of the close of business on the Valuation Date.

As of the close of business on December 31, 2010, the Fund had approximately $65,935,032.26 in net assets.  The Fund’s administrator determines the Fund’s net asset value monthly based on, among other things, information it receives from the managers of the Investment Funds in which the Fund invests. Shareholders may obtain this information by contacting the Support Desk of Alternative Strategies Group, Inc. at (866) 440-7460, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time).

Of course, the value of the Shares tendered by the Shareholders likely will change between the most recent time net asset value was calculated and the Valuation Date.

3.  Amount of Tender. Subject to the limitations set forth below, Shareholders may tender all of their Shares or a portion of their Shares. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

If the amount of the Shares that are properly tendered pursuant to the Offer and not withdrawn is less than or equal to the Offer Amount, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer. If more than the Offer Amount of Shares is duly tendered to the Fund and not withdrawn before the expiration of the Offer, the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares. At the present time, the Fund is not aware of any intentions of any Fund affiliates, officers or Trustees to have their Shares acquired in this tender offer.

4.  Procedure for Tenders. Shareholders wishing to tender Shares pursuant to the Offer should mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to the Investment Adviser, c/o BNY Mellon, at 101 Sabin Street, Pawtucket, RI 02860, Attention: ASGI Agility Income Fund or fax it to BNY Mellon at (508) 599-6137, Attention: ASGI Agility Income Fund, so that it is received by 12:00 midnight Eastern Standard Time on February 25, 2011.  Generally, Shares being tendered by Shareholders pursuant to a repurchase offer will need to be tendered by Shareholders at least thirty (30) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to the Investment Adviser by certified mail, return receipt requested, or by facsimile transmission.  IF THE SHAREHOLDER CHOOSES TO FAX THE LETTER OF TRANSMITTAL, IT MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO BNY MELLON PROMPTLY AFTER IT IS FAXED (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON FEBRUARY 25, 2011).

Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Investment Adviser at (866) 440-7460. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure of the Investment Adviser to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Investment Adviser nor any of the Trustees of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.  Withdrawal Rights. Until the Notice Due Date, Shareholders have the right to change their minds and withdraw any tenders of their Shares.  Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described in Section 4.  Pursuant to Rule 13e-4 of the Exchange Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or prior to March 25, 2011 (i.e., the date 40 business days from the commencement of the Offer), a Shareholder will also have the right to withdraw its tender of its Shares after March 25, 2011.  To be effective, any notice of withdrawal must be timely received by BNY Mellon at the address or fax number set out on the first page of the Letter of Transmittal.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.

6.  Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered when it gives written notice to the tendering Shareholder of its election to purchase such Shares. The purchase price of Shares tendered by any Shareholder will be the net asset value thereof as of the close of business on the Valuation Date. If the Fund elects to extend the tender period, the net asset value of tendered Shares will be determined approximately one month after the tender offer actually expires. The net asset value will be determined after all allocations to accounts of the Shareholders required to be made by the Registration Statement have been made.

●
The Fund intends to make an Initial Payment for repurchased Shares as follows: (A) for Shareholders from whom the Fund accepts for repurchase only a portion of their Shares, the Fund intends to pay 100% of the unaudited net asset value of the Shares repurchased determined as of the Valuation Date, less any Early Withdrawal Charge relating to such Shares; and (B) for Shareholders from whom the Fund accepts for repurchase all of their Shares, the Fund intends to pay 95% of the unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares.  Initial Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Adviser, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value, the balance of such estimated net asset value.  The Fund will pay the Final Payment, which is the balance, if any, of the purchase price based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

●
Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities.

The repurchase of Shares is subject to regulatory requirements imposed by the Securities and Exchange Commission (“SEC”).  The Fund’s repurchase procedures are intended to comply with such requirements.  However, in the event that the Board determines that modification of the repurchase procedures described above is required or appropriate, the Board will adopt revised repurchase procedures as necessary to ensure the Fund’s compliance with applicable regulations or as the Board in its sole discretion deems appropriate.  Following the commencement of an offer to repurchase Shares, the Fund may suspend, postpone or terminate such offer in certain circumstances upon the determination of a majority of the Board, including a majority of the Trustees that are “not interested” as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), that such suspension, postponement or termination is advisable for the Fund and its Shareholders, including, without limitation, circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments, to determine the value of its net assets, or other unusual circumstances.

Each Shareholder whose Shares (or portion thereof) have been accepted for repurchase will continue to be a Shareholder of the Fund until the Valuation Date (and thereafter if its Shares are repurchased in part) and may exercise its voting rights with respect to the repurchased Shares until the Valuation Date.  Moreover, the account maintained in respect of a Shareholder whose Shares (or portion thereof) have been accepted for repurchase will be adjusted for the net profits or net losses of the Fund through the Valuation Date, and such Shareholder’s account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Valuation Date.

Upon its acceptance of tendered Shares or portions of Shares for repurchase, the Fund will maintain on its books (1) cash, (2) liquid securities or (3) interests in Investment Funds that the Fund has requested be withdrawn

(or any combination of them), in an amount equal to the amount of accepted tendered Shares.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value of the Shares tendered and accepted by the Fund, the balance of such net asset value.

Payments for repurchased Shares may require the Fund to liquidate portfolio holdings in Investment Funds earlier than Perella Weinberg Partners Capital Management LP (the “Subadviser”) otherwise would liquidate such holdings, potentially resulting in losses (including the payment of early redemption fees), a reduction in the Fund’s tax efficiency and an increase in the Fund’s portfolio turnover.  The Subadviser intends to take measures to attempt to avoid or minimize such potential losses and turnover.  The Fund may, but need not, maintain cash or borrow money to meet repurchase requests.  Such a practice could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

If a repurchase offer is oversubscribed by Shareholders who tender Shares for repurchase (and not increased), the Fund may choose to repurchase only a pro rata portion of the Shares tendered by each Shareholder.  Shares shall be prioritized for repurchase by the date of investment.  Shares tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of  Shares  repurchased will be deemed to have been taken from the earliest Shares purchased by such Shareholder. Except for the Early Withdrawal Charge and direct costs and expenses, such as wiring fees, the Fund does not presently intend to impose any charges on the repurchase of Shares, although it may allocate to Shareholders whose Shares are repurchased withdrawal or similar charges imposed by Investment Funds if the Subadviser determines to withdraw from one or more Investment Funds as a result of Shareholder repurchase tenders and such charges are imposed on the Fund.

A Shareholder who tenders for repurchase only a portion of its Shares will be required to maintain a minimum capital account balance of $50,000 in the Fund.  Such minimum account balance requirement may be waived by the Fund, in its sole discretion.  The Fund reserves the right to reduce the portion of Shares to be repurchased from a Shareholder so that the required minimum capital account balance is maintained, or to repurchase all of the tendering Shareholder’s Shares.

The Fund expects that the purchase price for Shares acquired pursuant to the Offer to Purchase, which will not exceed the Offer Amount (unless the Fund elects to purchase a greater amount), will be derived from: (1) cash on hand; (2) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or (3) possibly borrowings, as described below. None of the Fund, the Investment Adviser, the Subadviser or any of the officers or Trustees of the Fund have determined at this time to borrow funds to purchase Shares in connection with the Offer to Purchase.  However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price.

7.  Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the net asset value of such Shares will be determined approximately one month after the tender offer actually expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time prior to the earlier to occur of the Valuation Date or when the tendered Shares have been accepted by the Fund, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

Please note that the Fund has the right to cancel, amend or postpone this offer at any time prior to the earlier to occure of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Shares have been accepted by the Fund. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Trustees’ judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Trustees of the Fund determine that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.  Certain Information About the Fund. The Fund is registered under the 1940 Act, as a closed-end, non-diversified, management investment company and is organized as a Delaware statutory trust. The principal executive office of the Fund is located at 401 South Tryon Street, Charlotte, NC 28202 and the telephone number is (866) 440-7460. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Registration Statement. The president and principal financial officer of the Fund are Adam Taback and Michael Roman, respectively.  Their address is c/o Alternative Strategies Group, Inc., 401 South Tryon Street, Charlotte, NC 28202 and the telephone number is (866) 440-7460.

None of the Trustees or the Fund’s officers hold any Shares as of December 31, 2010.  PWP (Agility) Holdings LP, the Fund’s seed investor and an affiliate of the Subadviser, holds 33% of the Fund’s outstanding Shares.  The Investment Adviser currently holds 0.1% of the Fund’s outstanding Shares.

Other than transactions conducted pursuant to the continuous offering of Shares, there have not been any transactions involving Shares in the last 60 days.

None of the Fund, the Investment Adviser, the Subadviser, or any of the Trustees has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund (other than as the Subadviser determines may be necessary or appropriate to fund all or a portion of the purchase price for Shares acquired pursuant to the Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the identity of the Investment Adviser, the Subadviser or the officers or Trustees of the Fund or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Trustees, or to fill any existing vacancy on the Board of Trustees or to change any material term of the investment advisory arrangement with the Investment Adviser, subadvisory arrangement with the Subadviser, or employment contract of any executive officer; (5) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares on the first day of each month and from time to time in the discretion of the Investment Adviser), or the disposition of Shares (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund by any person.

 9.  Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer. Shareholders should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

The repurchase or transfer of Shares may result in a taxable gain or loss to the tendering Shareholder. Different tax consequences may apply for tendering and non-tendering Shareholders in connection with a repurchase offer. For example, if a Shareholder does not tender all of his or her Shares, such repurchase may not be treated as an exchange for U.S. federal income tax purposes and may result in deemed distributions to non-tendering Shareholders. On the other hand, Shareholders who tender all of their Shares (including Shares deemed owned by

Shareholders under constructive ownership rules) will be treated as having sold their Shares and generally will realize a capital gain or loss. Such gain or loss is measured by the difference between the Shareholder’s amount received and his or her adjusted tax basis of the Shares. For non-corporate Shareholders, gain or loss from the transfer or repurchase of shares generally will be taxable at a U.S. federal income tax rate dependent upon the length of time the Shares were held. Shares held for a period of one year or less at the time of such repurchase or transfer will, for U.S. federal income tax purposes, generally result in short-term capital gains or losses, and those held for more than one year will generally result in long-term capital gains or losses.
Additionally, any loss realized on a disposition of Shares of the Fund may be disallowed under “wash sale” rules to the extent the Shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in Shares of the Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Shares acquired.

            Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 if they participate in a "reportable transaction."  A transaction may be a "reportable transaction" based upon any of several indicia with respect to a shareholder, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years).  Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

10.  Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Investment Adviser at (866) 440-7460 or from the SEC’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. (For more information about its operation call (202) 551-8090.)

Financial Statements

The Fund will prepare, and transmit to Shareholders, an unaudited semi-annual and an audited annual report with financial statements of the Fund and the schedule of investments of the Fund within 60 days after the close of the period for which the report is being made, or as otherwise required by the Investment Company Act.  The Fund commenced operations on October 1, 2010.  Therefore, no report has been issued as of the date of this tender offer.